UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 10, 2011

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756

(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard

Incline Village, Nevada 89451

(Address of principal executive offices, with zip code)

(775) 832-8500

(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 10, 2011, PDL BioPharma, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and JMP Securities LLC (the “Underwriters”), relating to the issuance and sale of $135,000,000 aggregate principal amount of the Company’s 3.75% Convertible Senior Notes due 2015 (or $155,250,000 if the underwriters exercise their overallotment option in full) (the “Notes”). Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for up to 13 days, to purchase up to an additional $20,250,000 principal amount of the Notes solely to cover over-allotments, if any. On May 12, 2011, the Underwriters exercised their full overallotment option to purchase the additional Notes.

The offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-174052), which became effective on May 9, 2011, as supplemented by the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2011, and the prospectus supplement filed with the Commission on May 12, 2011.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities.

The description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement attached as Exhibit 1.1 to this Current Report and incorporated herein by reference.

Indenture

On May 16, 2011, the Company closed its previously announced public offering of the Notes. In connection with the issuance of the Notes, the Company entered into an Indenture (the “Base Indenture”) with The Bank of New York Mellon Trust Company, N.A, as trustee (the “Trustee”), as supplemented by a supplemental indenture thereto, between the Company and the Trustee, and of even date therewith (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

The terms of the Notes are governed by the Indenture. The Notes bear interest at a rate of 3.75% per annum on the principal amount thereof, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2011, to holders of record at the close of business on the preceding April 15 and October 15, respectively. The Notes will mature on May 1, 2015, unless earlier repurchased or converted. The Company may not redeem the Notes prior to their stated maturity date.

Holders may convert their Notes under the following conditions at any time prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date of the Notes, in multiples of $1,000 principal amount, under the following circumstances:

•

during any fiscal quarter commencing after the fiscal quarter ending June 30, 2011, if the last reported sale price of Company common stock for at least 20 trading days, in a period of 30 consecutive trading days, ending on the last trading day of the immediately preceding fiscal quarter, exceeds 130% of the conversion price for the notes on the last day of such preceding fiscal quarter;

•

during the five business-day period immediately after any five consecutive trading-day period, in which the trading price per $1,000 principal amount of Notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of Company common stock and the conversion rate of that day; or

•	upon the occurrence of specified corporate transactions as described in the Indenture.

In addition, holders may convert their Notes at their option at any time beginning on November 1, 2014, and ending on the close of business on the second scheduled trading day immediately preceding the stated maturity date of the Notes, without regard to the foregoing circumstances.

The initial conversion rate for the Notes will be 126.2985 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $7.92 per share of common stock, subject to adjustments upon the occurrence of certain specified events as set forth in the Indenture. Upon conversion, the Company will be required to pay cash and, if applicable, deliver shares of the Company’s common stock as more fully described in the Indenture.

In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase the Notes at a purchase price of 100% of the principal amount of the Notes, plus any accrued and unpaid interest, if any, to but not including the fundamental change repurchase date. Holders who convert their Notes in connection with a make-whole fundamental change, as defined in the Indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate.

The events of default, which may result in the acceleration of the maturity of the Notes, include default by the Company in the payment of principal of the Notes, default by the Company in the payment of interest on the Notes when due and the continuance of such default for a period of 30 days, failure by the Company to perform certain of its agreements required under the Indenture if such failure continues for 60 days after notice is given in accordance with the Indenture, failure by the Company to pay the repurchase price of any Note when due upon a fundamental change, failure by the Company to comply with its conversion obligations upon exercise of a holder’s conversion right under the Indenture, failure by the Company to provide timely notice of a fundamental change, if required, and such failure continues for 30 days after notice of such failure is given, failure by the Company to timely discharge certain other indebtedness, and certain events of bankruptcy or insolvency involving the Company.

If an event of default, other than an event of default involving bankruptcy or insolvency of the Company, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare 100% of the principal amount of, and accrued and unpaid interest (including additional interest, if any) on all the Notes then outstanding, to be due and payable immediately. If an event of default involving bankruptcy or insolvency events with respect to the Company occurs, then 100% of the principal amount of, and all accrued and unpaid interest on, all the Notes, will automatically become immediately due and payable without any notice or other action by the Trustee or any holder. Notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consist exclusively of the right of the holders of the Notes to receive additional interest on the Notes.

The foregoing description of the Base Indenture, attached as Exhibit 4.5 to the Company’s Registration Statement on Form S-3 (Registration No. 333-174052) filed with the Securities and Exchange Commission, and the Supplemental Indenture and related Form of Note, which are attached to this Current Report as Exhibits 4.1 and 4.2, respectively. The Base Indenture, Supplemental Indenture and Form of Note are incorporated herein by reference.

Convertible Note Hedge Transactions

On May 10 and May 12, 2011, in connection with the offering of the Notes (including the exercise of the overallotment option provided in the Underwriting Agreement), the Company entered into privately negotiated note hedge transactions with respect to its common stock with counterparties that include affiliates of some of the Underwriters.

The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of the Company’s common stock that will initially underlie the Notes. The convertible note hedge transactions are intended generally to reduce the potential dilution to the Company’s outstanding common stock upon conversion of the Notes in the event that the market price per share of the common stock is greater than the strike price. The Company paid approximately $20.7 million in connection with the convertible note hedge transactions.

Warrant Transactions

On May 10 and May 12, 2011, in connection with the offering of the Notes, the Company also entered into privately negotiated warrant transactions with the hedge counterparties, whereby the Company sold to the counterparties warrants to acquire, subject to customary anti-dilution adjustments, approximately 19.6 million shares of common stock at a strike price of $9.315 per share, also subject to adjustment, which represents a premium of approximately 50% over the last reported sale price of the

Company’s common stock of $6.21 on May 10, 2011. The warrant transactions could have a dilutive effect to the extent that the market price of the Company’s common stock exceeds the applicable strike price of the warrants. As consideration for the warrants, the Company received approximately $10.9 million. The warrants were sold in private placements to the counterparties thereto pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under the heading Indenture in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth under the heading Warrant Transactions of this Current Report is incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

On May 16, 2011, the Company issued a press release announcing the closing of an offering of $155.25 million of its 3.75% Convertible Senior Notes due May 2015. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 10, 2011, by and between PDL BioPharma, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters.

4.1	Supplemental Indenture, dated May 16, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A, as trustee.

4.2	Form of 3.75% Convertible Senior Note due 2015 (incorporated by reference to Exhibit 4.1 hereto).

5.1	Opinion of Gibson, Dunn & Crutcher LLP, dated May 16, 2011.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included as part of exhibit 5.1).

99.1	Press Release, dated May 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ Christine R. Larson
Christine R. Larson
Vice President and Chief Financial Officer

Dated: May 16, 2011

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 10, 2011, by and between PDL BioPharma, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the underwriters.

4.1	Supplemental Indenture, dated May 16, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A, as trustee.

4.2	Form of 3.75% Convertible Senior Note due 2015 (incorporated by reference to Exhibit 4.1 hereto).

5.1	Opinion of Gibson, Dunn & Crutcher LLP, dated May 16, 2011.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included as part of exhibit 5.1).

99.1	Press Release, dated May 16, 2011.